TIMBERLAND
PURCHASE AND SALE AGREEMENT
FOR THE SOUTHWEST WASHINGTON TIMBERLANDS
by and among
PLUM CREEK TIMBERLANDS, L.P.,
and
PLUM CREEK MARKETING, INC.,
As Seller
and
POPE RESOURCES, A Delaware Limited Partnership

As Purchaser
Dated the 12th day of February, 2001

TIMBERLAND
PURCHASE AND SALE AGREEMENT
FOR THE SOUTHWEST WASHINGTON TIMBERLANDS

    THIS AGREEMENT is made and entered into this 12th day of February, 2001, by and among PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership, as successor by merger to Plum Creek Timber Company, L.P., a Delaware limited partnership ("Seller Timberlands") and PLUM CREEK MARKETING, INC., a Delaware corporation ("Seller Marketing" and, together with Seller Timberlands, "Seller"), each of whose address is 999 Third Avenue, Suite 2300, Seattle, Washington 98104, and POPE RESOURCES, A Delaware Limited Partnership whose address is 19245 Tenth Avenue Northeast, Poulsbo, Washington 98370-0239 ("Purchaser").

    Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser approximately 44,500 acres of timberland and associated property and assets located in the State of Washington, known as the Southwest Washington Timberlands. In consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, the parties agree as follows:

1.  Purchase and Sale of Assets.

    Subject to the contingencies and other terms and conditions contained herein, Seller agrees to sell and Purchaser agrees to purchase the Assets (as defined in Paragraph1.6), as follows:

    1.1  Timberlands.  All of Seller's right, title and interest in and to certain real property owned by Seller Timberlands in Clark, Cowlitz, Skamania, Lewis and Pierce Counties, Washington, as further described on Exhibit "A" attached hereto and incorporated herein by this reference, together with all other rights and interests related or appurtenant thereto, including but not limited to all of Seller's right, title, and interest (i) in and to the merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Timberlands; (ii) in and to any cutting rights under public or private timber deeds; (iii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other hard rock rights on and under the Timberlands not previously severed by Seller's predecessors in interest; (iv) in and to all fixtures and improvements located on the Timberlands, if any; and (v) in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Timberlands (collectively, all property described in this Paragraph 1.1 is herein called the "Timberlands").

    1.2  Building.  All of Seller's right, title and interest in and to certain real property owned by Seller Marketing, located in Kelso, Cowlitz County, Washington, as legally described on Exhibit "B" attached hereto and incorporated herein by this reference, together with all other rights and interests related or appurtenant thereto, including but not limited to all of Seller's right, title, and interest (i) in and to the office building and related fixtures and improvements located thereon, and (ii) in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant thereto (collectively, all property described in this Paragraph 1.2 is herein called the "Building").

    1.3  Contracts.  Subject to the provisions of Paragraph 10.1, all rights of Seller in and to all contracts, agreements, operating contracts, stumpage contracts, leases, permits, approved Forest Practice Applications, licenses, governmental consents and agreements, approvals and clearances, and service, maintenance, utility and operating contracts and warranties, equipment and vehicle leases, agreements for construction of roads or other improvements, rights under any payment, performance, or bonds relating to or associated with the Timberlands or the Building and listed in Schedule 1.3 ("Contracts").

    1.4  Access Rights and Easements.  All rights and interests of Seller in and to any access rights, rights-of-way and easements appurtenant to or benefiting the Timberlands or the Building and listed in Schedule 1.4 ("Access Rights and Easements").

    1.5  Personal Property.  Any and all personal property, tangible and intangible, including without limitation all furniture, fixtures, equipment, vehicles and tools, used in connection with or located upon or within the Timberlands or the Building, Seller's records and information relating to timber inventories, timber management and operations reports, records relating to title matters, current agreements, roads, current leases, equipment, current permits, current easements and access rights, and environmental conditions, maps, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, surveys, aerial spraying records, fertilization records, research reports, growth and yield studies, timber cruises, appraisals, soil stability studies, disease/insect reports, endangered species survey results, biological studies, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials, and electronic data solely concerning the Timberlands or the Building (excluding electronic forms of existing contracts, leases, permits or other operating agreements, copies of which have been provided to Purchaser), including the timber inventory, data base software program and mapping software program that can operate independent of Seller's mainframe and that Seller is permitted to license to Purchaser but excluding proprietary software of a type used by or which may be used by Seller in its other timber, forestry or mill operations, and including all such additional personal property as further identified or described on Schedule 1.5 (collectively, the "Personal Property").

    1.6  Assets.  The Timberlands, the Building, Contracts, Access Rights and Easements and Personal Property are sometimes collectively referred to as the "Assets." The Assets shall not include the excluded assets ("Excluded Assets") set forth on Schedule 1.6.

    1.7  Possession.  Purchaser shall be entitled to possession of the Assets upon Closing.

2.  Purchase Price and Terms.

    2.1  Purchase Price.  The purchase price for the Assets is Fifty-Four Million Two Hundred Fifty-one Thousand Dollars ($54,251,000.00) ("Purchase Price").

    2.2  Earnest Money.  Upon full execution hereof, Purchaser shall place into the escrow with the Escrow Agent (defined below) the amount of One Million Dollars ($1,000,000.00), in cash, paid or delivered as earnest money (the "Earnest Money") in part payment of the Purchase Price for the Assets. The Earnest Money shall be invested by Escrow Agent in an interest-bearing account mutually acceptable to the parties, with all interest earned thereon being for the account of Purchaser. The Earnest Money shall be refunded to Purchaser if this Agreement terminates for any reason other than Purchaser's failure to close without legal excuse. The Earnest Money shall constitute Seller's sole and exclusive remedy in the event Purchaser fails to close this transaction without legal excuse.

    2.3  Payment of Purchase Price.  At Closing, Purchaser shall pay Seller in cash or by wire transfer, or otherwise immediately available federal funds the entire Purchase Price, of which the Earnest Money receipted herein is a part.

    2.4  Purchase Price Allocation.  The parties shall allocate the Purchase Price among the Assets in accordance with Section 1060 of the Internal Revenue Code and shall cooperate with each other and provide such information as may be requested in connection with the preparation of the allocation. The parties shall report the federal, state and local tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation. The parties further agree that the Purchase Price shall be allocated $53,772,000.00 to the Timberlands, which is further allocated as follows: $201,107.00 to the Timberlands in Clark County, $3,715,645.00 to the

Timberlands in Cowlitz County, $19,230,480.00 to the Timberlands in Lewis County, $96,790.00 to the Timberlands in Pierce County, and $30,527,978.00 to the Timberlands in Skamania County. The parties allocate $450,000.00 of the Purchase Price to the Building, and $29,000.00 of the Purchase Price to the Personal Property and other Assets constituting personal property.

3.  Closing.  Closing ("Closing") shall occur at the offices of Transnation Title Insurance Company, 1200 Sixth Avenue, Seattle, Washington 98101 ("Escrow Agent") on the date ("Closing Date") that is on or before April 4, 2001, if closing by such target date is feasible for the parties, but in no event later than April 13, 2001, unless such date is extended pursuant to Paragraph 14 or otherwise by written agreement of the parties; provided, however, that if the condition to closing described in Paragraph 17.1(i) is met prior to March 15, 2001, the Closing Date shall be the date that is on or before March 23, 2001, if closing by such target date is feasible for the parties, but in no event later than March 30, 2001, unless such date is extended pursuant to Paragraph 14 or otherwise by written agreement of the parties.

    4.  Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that except as disclosed in a Schedule or Schedules hereinafter described:

    4.1  Organization.  Seller Timberlands is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Seller Marketing is a corporation duly organized and validly existing under the laws of the State of Delaware.

    4.2  Good Standing.  Seller Timberlands and Seller Marketing are each qualified to do business in the State of Washington.

    4.3  Power and Authority for Transaction.  Seller Timberlands and Seller Marketing each have the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

    4.4  Authorization.  The execution and delivery by each Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary partnership or corporate actions on the part of each Seller and this Agreement constitutes a valid and legally binding agreement of each of Seller Timberlands and Seller Marketing.

    4.5  No Violation or Conflicts.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein (i) constitute a violation of Seller Timberlands' certificate of limited partnership or limited partnership agreement, or the Certificate of Incorporation or Bylaws of Seller Marketing, or (ii) result in the breach of or the imposition of any lien on any Assets pursuant to, or constitute a material default under, any indenture or bank loan or credit agreement or other agreement or instrument to which either Seller is a party or by which it or its property may be bound or affected. Except for consents or approvals which will have been obtained or actions which will have been taken on or prior to the Closing Date, and except for consents, approvals, authorizations or actions described in Paragraphs 14 or 19.5, no consent, approval, authorization or action by any governmental authority, or any person or entity having legal rights against or jurisdiction over Seller, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated herein, except as set forth on Schedule 4.5.

    4.6  No Defaults.  To Seller's knowledge, the Contracts and Access Rights and Easements are valid and in full force and effect, and no event has occurred or is claimed to have occurred which may render unenforceable or permit the termination of any of the Contracts or Access Rights and Easements. Except as disclosed on Schedule 4.6, to Seller's knowledge, neither Seller nor, to Seller's knowledge, any other party thereto has breached or violated or is claiming Seller has breached or violated any provision of, or is in default or is claiming Seller is in default in any respect under, the terms or conditions of any Contract or Access Right or Easement. Except as disclosed on Schedule 19.5, the Contracts are assignable to Purchaser without consent.

    4.7  Condemnation Proceedings.  Subject to Paragraph 17.1(e), no condemnation proceeding is pending or, to the knowledge of Seller, threatened which affects or could reasonably be expected to affect the Timberlands or the Building.

    4.8  Environmental Matters.  To Seller's knowledge, except as set forth on Schedule 4.8, Seller warrants that:

      (a) neither the Timberlands nor the Building have at any time been used for or suffered the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any hazardous substances or fill or other material containing hazardous substances in material violation of applicable laws;

      (b) there are no underground storage tanks on the Timberlands or the Building;

      (c) Seller has not received written notification from any third party, including,but not limited to, any governmental agency, alleging that Seller, with respect to the management and operations of the Timberlands and the Building, the Timberlands or the Building are not materially in compliance with, may require remediation under, or be subject to liability under applicable environmental laws; and

      (d) there are no hazardous substances in, on or under the Timberlands or the Building or any part thereof that are in violation of applicable environmental laws except for such violations as would not (individually or in the aggregate) be material.

    Except as to matters covered by Seller's warranty set forth in this Paragraph 4.8, Purchaser releases Seller from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise after the date of Closing based in whole or in part upon (i) Seller's failure to comply with any environmental laws applicable to the Timberlands or the Building; or (ii) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Timberlands or the Building before, as of, or after the Closing Date. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any governmental agency arising out of (i) or (ii) above, or any claims, costs, losses, liabilities, or obligations arising out of the activities of Seller or its agents, contractors or employees on, in, under or about the Timberlands or the Building after the Closing Date. As used herein, the term "environmental laws" shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and the Resource Conservation and Recovery Act, as amended ("RCRA"), the Toxic Substances Control Act, as amended ("TSCA"), the Clean Water Act, as amended ("CWA"), the Clean Air Act, as amended ("CAA"), and the Oil Pollution Control Act of 1990, as amended ("OPA"). As used herein, the terms "hazardous substance" and "release" (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this Paragraph 4.8 after the effective date of the amendment. Moreover, to the extent that Washington law establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

    4.9  Suits, Actions or Proceedings.  Except as disclosed in Schedule 4.9, there is (i) no court or administrative decision, permit, moratorium, judgment or order against Seller or its predecessors in interest or specifically involving the Timberlands or the Building which materially and adversely affects the value of the Timberlands or Building or the operations of the Timberlands or the Building as they are currently being operated; (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or specifically involving the Timberlands or the Building which would reasonably be expected to materially and adversely affect the value of the Timberlands or Building or the operations of the Timberlands or the Building as they are currently being operated; and (iii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or, to the knowledge of Seller, threatened by or involving any Employee (defined below) relating to Seller's employment of any such Employee. Except as set forth in Paragraph 14, there is no suit, action, claim, arbitration or other proceeding pending, or to the knowledge of Seller, threatened before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

    4.10  Broker Fees.  Seller has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated herein.

    4.11  Compliance.  Except as disclosed on Schedule 4.11, (i) Seller has not received written notification from any governmental agency alleging that the Timberlands or the Building or the use or condition thereof are not presently in compliance with applicable laws (other than environmental law notices set forth in Schedule 4.8), and (ii) Seller has no knowledge of any such violations relating to the Timberlands or the Building or the use or condition thereof. To Seller's knowledge, Seller maintains the Assets in material compliance with all applicable laws, ordinances, codes, permits, approved Forest Practices Applications, and regulations. Seller has not engaged in any timber harvest operations on the Timberlands since January 1, 2001.

    4.12  Schedules.  Seller shall deliver the Schedules referred to in this Agreement to Purchaser not later than February 15, 2001. Purchaser shall have until the earlier of five (5) business days after Purchaser's receipt of any such Schedules or February 23, 2001, to provide notice of Purchaser's disapproval of the Schedules, which approval shall not be unreasonably withheld. In the event Purchaser does not provide Seller with notice of Purchaser's disapproval by February 23, 2001, Purchaser shall be deemed to have accepted the Schedules. Subject to the provisions of Paragraph 10.1, in the event Purchaser does not approve the Schedules as provided in this Paragraph 4.12, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller not later than February 23, 2001, in which event the Earnest Money shall be refunded to Purchaser; provided, however, Purchaser shall not be entitled to terminate this Agreement for items on the Schedules which do not or which are not reasonably expected to have a material adverse effect on the value of the Assets. Notwithstanding the foregoing, if Purchaser disapproves any of Seller's proposed form of transfer instruments (i.e. Schedules 17.5(a)(i), 17.5(a)(ii), 17.5(a)(iii), or 17.5(a)(v)), Purchaser and Seller shall use their commercially reasonable efforts to reach agreement with respect to a resolution of Purchaser's objection within five (5) business days.

    4.13  Marketable Title.  Seller has good and marketable title to the Assets and at Closing such Assets will be free and clear of all liens, security interests, charges and encumbrances except, in the case of the Timberlands or the Building, Permitted Exceptions defined in Paragraph 7(c).

    4.14  Unrecorded Encumbrances; Ongoing Rights.  There is currently and shall prior to Closing be no timber cutting or harvesting activity on or removal of any timber from the Timberlands. Except as disclosed in Schedule 4.14, neither the Timberlands nor the Building is subject to any material leases, cutting rights, logging, stumpage or other agreements, timber contracts or deeds, licenses, restrictive covenants, Forest Practice Applications, permits, tenancies, easements or reservations except the Contracts and those encumbrances of public record. Seller warrants that it shall not sell, mortgage or otherwise transfer the Assets or any portion thereof or interest therein, or modify, waive any rights under or terminate any Contracts or Access Rights and Easements, breach or violate any terms or conditions in any Contracts or Access Rights and Easements, or enter into any agreements, create any liens, claims, restrictions or encumbrances, or grant any rights or interests in or pertaining to the Assets or release or terminate any existing rights benefiting the Assets without the prior written consent of Purchaser, which shall not be unreasonably withheld.

    4.15  No Adverse Claims.  Except as disclosed in the Contracts and pursuant to matters of public record, to Seller's knowledge, neither the Timberlands nor the Building is subject to any rights of persons in possession or persons making use thereof which would reasonably be expected to have a material adverse effect on the value of the Timberlands or the Building, nor has Seller received any notice that that the Timberlands or the Building is subject to any claim of adverse possession or prescriptive easement.

    4.16  ESA.  To Seller's knowledge, except as disclosed on Schedule 4.16, there are no (i) endangered or threatened species (as defined or listed under federal law) nor any nesting site(s) of or waterways containing any such species located on the Timberlands, or (ii) areas of the Timberlands within any "owl circles," which would materially and adversely affect the harvesting of the timber on the Timberlands.

    4.17  Tribal Rights.  Seller has not received written notice from any aboriginal or Native American tribe (or representative thereof) of any rights or claims of such tribe that relate to the Timberlands.

    4.18  Timber Harvest Obligations.  Except as disclosed in Schedule 4.18, (i) all timber harvest excise taxes, costs and liabilities associated with any prior harvesting and removal of timber or other natural resources from the Timberlands have been fully paid, and (ii) all other liabilities and obligations arising out of the use, ownership or possession of the Timberlands (including, without limitation, the removal of timber or other natural resources) prior to Closing will be fully paid and performed by Seller on or before closing.

    4.19  Employee Matters.  There is no collective bargaining agreement affecting the Employees (defined below). There are no employment agreements with any Employees except the Special Severance Plan for Southwest Washington Employees disclosed under Schedule 12.1(b).

5.  Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that:

    5.1  Organization.  Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and has the partnership power to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

    5.2.  Authorization; No Violation or Conflicts.  Subject to obtaining the consents and approvals described in Paragraph 17.1(f), the execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary partnership action on the part of Purchaser, and this Agreement constitutes a valid and legally binding agreement of Purchaser. Subject to obtaining the consents and approvals described in Paragraph 17.1(f), neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein constitute a violation of Purchaser's agreement of limited partnership or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected. Except for the approvals described in Paragraphs 14 and 17 and except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein, except as may be set forth on Schedule 5.2 hereto.

    5.3  Broker Fees.  Purchaser has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated herein.

    5.4  Suits, Actions or Proceedings.  Except as set forth in Paragraph 14, Purchaser has no knowledge of any suit, action, arbitration or other proceeding pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

6.  Survival; Cushion Against Claims; Knowledge; Materiality.

    6.1  Survival.  The respective representations and warranties of Seller and Purchaser contained herein or in any Schedule, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement, including the environmental matters set forth in Paragraph 4.8, shall survive the Closing for a period of eighteen (18) months and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date. The representations and warranties of Seller contained in Paragraph 4.13 and in any deeds or assignment instruments transferring the Assets shall not be subject to the terms of this Paragraph 6.1.

    6.2  Cushion Against Claims.  In the event of any claim by Purchaser against Seller under Paragraph 4 of this Agreement (other than with respect to covenants and agreements to be performed by Seller after the Closing and which do not relate to matters occurring prior to the Closing), no amount shall be owing by Seller unless and until the amount of damage, loss or expense incurred by Purchaser exceeds $500,000.00 in the aggregate for all such claims ("Cushion"), and Seller shall be obligated only with respect to such excess; provided that the foregoing limitation shall not apply in the event of a breach of or inaccuracy in the representation and warranty set forth in Paragraph 4.10 or Paragraph 4.13 or of any warranties under any deed transferring the Timberlands or the Building. The aggregate amount paid or payable by the Seller pursuant to claims made under Paragraph 4 (excluding claims made under Paragraph 4.13 or under the warranties under any deed or instrument transferring any of the Assets) of this Agreement shall not exceed $10,000,000.00. The provisions of this Paragraph 6.2 shall not limit in any manner the liability of Seller for any failure to close this transaction in accordance with this Agreement or for failure to perform its covenants and agreements under this Agreement which are to be performed after the Closing and which do not relate to matters occurring prior to the Closing or which arise from any breach of warranty or covenant under any deed or instrument transferring any of the Assets.

    6.3  Seller's Knowledge Defined.  "Knowledge" as used in this Agreement with respect to the Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by any officer of the Seller or by David Crooker, General Manager, Cascades Region; Gary Johnson, Cascade Unit Manager; or Blaine Powell, Superintendent Timberlands.

    6.4  Materiality Defined.  "Material" or "materiality" or "materially" or "materially and adversely affect" as used in this Agreement with respect to Seller shall mean a claim, encumbrance or occurrence

(including without limitation a breach of warranty or violation by Seller) that could lessen the value of the Assets by, or cause damages of, at least $150,000.00.

7.  Condition of Title and Title Insurance.

      (a) As of the date of closing, title to the Timberlands and the Building is to be free of all encumbrances or defects except those listed in the preliminary commitment for title insurance deemed to be Permitted Exceptions as described below. Monetary encumbrances and any encumbrances arising after the date of this Agreement not caused by or approved in writing by Purchaser shall not be deemed to be Permitted Exceptions and shall be discharged by Seller and be paid from Seller's funds at closing. The following shall not be deemed encumbrances or defects and shall be deemed to be Permitted Exceptions: rights reserved in federal patents or state deeds, building or use restrictions consistent with current zoning, utility easements, other easements not inconsistent with Purchaser's intended use, and rights previously reserved for minerals, metals and ores of every kind and nature, and all oil, gas and other hydrocarbons, together with previously reserved rights of ingress and egress.

      (b) At closing, Seller shall, at Seller's expense, cause the Transnation Title Insurance Company to furnish to Purchaser a standard form ALTA Owner's or Purchaser's Policy of Title Insurance (policy form 1970-B or other available form approved by Purchaser) in the amount of the Purchase Price for the Timberlands and the Building insuring the title to the Timberlands and the Building in Purchaser, subject only to the Permitted Exceptions and any liens or encumbrances suffered or incurred by Purchaser ("Title Policy"). Purchaser shall be entitled to obtain at closing, at Purchaser's cost, such special endorsements to the Title Policy as Purchaser may reasonably request.

      (c) Seller has provided a copy of the preliminary commitments for title insurance for the Timberland and the Building, together with copies of the exception documents referenced therein. Purchaser shall have until close of business on February 23, 2001 to notify Seller of any objections Purchaser has to any matters shown or referred to in the title commitment. Any title encumbrances or exceptions that are set forth in the title commitment to which Purchaser does not object during the period specified, except the encumbrances that Seller is required to remove under Paragraph 7(a) above, shall be deemed to be permitted exceptions to the status of Seller's title (the "Permitted Exceptions"). With regard to items to which Purchaser does object within the period specified, Seller shall attempt to cure and remove such items prior to Closing. If Seller is unable or fails to cure or remove such items by March 16, 2001, Seller shall notify Purchaser thereof by March 16, 2001, and Purchaser may either waive its objection and proceed with closing, or terminate this Agreement by written notice to Seller no later than March 20, 2001. If Purchaser fails to give such notice to Seller within the time specified, the objection(s) shall be deemed waived by the Purchaser. If any supplements to any of the title commitments are issued after the date of this Agreement, Purchaser shall have until the later of (i) February 23, 2001, or (ii) five (5) business days after receipt of such supplement, to notify Seller of Purchaser's objection to any such matters shown therein, and if such notice is not given within such period, Purchaser shall be deemed to have accepted such matters, except the encumbrances that Seller is required to remove under Paragraph 7(a) above, as Permitted Exceptions. If Seller is unable or fails to cure or remove such items by the required date for Closing, Seller shall notify Purchaser thereof at least two (2) business days prior to such required date for Closing, and Purchaser may either waive its objection thereto and proceed with closing, or terminate this Agreement by written notice to Seller no later than the required date for Closing.

8.  Condition of Property; Subsequent Acts.

    8.1  Limitation on Representations.  Purchaser agrees that neither Seller nor its agents, officers, employees or assigns shall be held to any covenant or representation respecting the condition of the Timberlands or any improvements thereon, or the Building, nor shall Purchaser or Seller or the assigns of either be held to any covenant or agreement for alterations, improvements or repairs unless the covenant, representation or agreement relied on is contained herein or is in writing and attached to and made a part of this Agreement.

    8.2  Limitation of Warranties.  Except for the representations and warranties made in this Agreement or contained, expressly or impliedly, in the deeds or instruments transferring any of the Assets, Purchaser specifically acknowledges and agrees that (i) Seller does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the Timberlands or the Building; and (ii) the Timberlands and the Building are sold to Purchaser in an "AS IS" and "WITH ALL FAULTS" condition as of the Closing Date, including without limitation the stability of soils, suitability for any construction or development, encroachment or boundary questions, drainage, availability of utilities, zoning, quantity, quality, acreage, access and similar matters. Purchaser assumes the risk that adverse physical conditions may not have been revealed by its investigation. The limitations and "AS IS" provisions of this Paragraph 8.2 specifically do not apply to the express exceptions to the release granted to Seller in Paragraph 4.8 hereof.

    9.  Liabilities Not Assumed.  Except for obligations under the Contracts and the Access Rights and Easements arising from and after Closing, and as otherwise expressly set forth in this Agreement, Purchaser shall not assume or be responsible for any liabilities of Seller.

10.  Contracts; Access Rights and Easements.

    10.1  Contracts.  Not later than February 15, 2001, Seller shall provide to Purchaser Schedule 1.3 and true and correct copies of all Contracts (including all amendments thereto). Purchaser shall have until the earlier of five (5) business days from Purchaser's receipt of such Schedule 1.3 and Contracts or February 23, 2001, to notify Seller of any objections Purchaser may have to the assignment of any Contract or Contracts that are material. If Purchaser does not so notify Seller of its objection, Purchaser shall be deemed to have accepted the Contracts listed on Schedule 1.3. In the event Purchaser notifies Seller of its objection to any such material Contracts pursuant to this Paragraph 10.1, Seller and Purchaser covenant and agree that each shall use their commercially reasonable efforts to reach agreement with respect to a resolution of Purchaser's objections to such Contracts. Subject to the terms of this Paragraph 10.1, at Closing, Seller shall assign, to the extent assignable, and Purchaser shall assume the Contracts pursuant to an executed Assignment and Assumption Agreement in the form of Schedule 17.5(a)(iii) hereto. Subject to the provisions of Paragraph 19.5, Seller will use all reasonable efforts to obtain prior to closing any third party consents necessary for the assignment of the Contracts.

    10.2  Access Rights and Easements.  At Closing, Seller shall assign, to the extent assignable, and Purchaser shall assume the Access Rights and Easements pursuant to executed blanket assignments in the form of Schedule 17.5(a)(v) hereto. Seller shall use reasonable efforts to provide copies of the Access Rights and Easements to Purchaser by February 15, 2001. Subject to the provisions of Paragraph 19.5, Seller will use all reasonable efforts to obtain prior to closing any third party consents necessary for the assignment of the Access Rights and Easements.

11.  Personal Property.

    At Closing, Seller shall transfer all of Seller's right, title and interest to the Personal Property, free and clear of all liens and encumbrances, pursuant to a bill of sale in the form of Schedule 17(a)(ii)

and/or other conveyancing documents (such as, with respect to certificated vehicles, appropriate DMV vehicle transfer of ownership documents) in form acceptable to the parties.

12.  Employees and Benefit Plans.

  12.1  Termination and Rehiring of Employees.

      (a) Purchaser may elect to extend offers of employment to none, any or all of the employees presently employed in relation to Seller's Southwest Washington operations all of whom are listed on Schedule 12.1(a) (the "Employees"). With respect to such employees who accept any such offers of employment and are hired by Purchaser (the "Transitioning Employees), on and as of the Closing Date, Seller will take all action necessary to terminate Transitioning Employees and shall pay such employees all accrued employment related financial obligations due to them through the close of business on the Closing Date except as otherwise provided in this Paragraph 12. Purchaser may submit employment applications to the Employees any time after mutual execution of this Agreement. Seller and Purchaser may jointly conduct drug testing of the Employees no sooner than five (5) days prior to Closing; provided that such drug testing shall not unreasonably interfere with Seller's business operations. Seller and Purchaser shall each receive the results of any such drug testing. Purchaser may extend written offers of employment to any or all Employees conditioned upon reasonable satisfaction of such drug testing procedure. Purchaser shall not be obligated to hire any Employees whether or not they fail to reasonably satisfy such drug testing procedure. Each such offer of employment by Purchaser to Employees shall (i) be effective subject to and as of the Closing; (ii) be at a salary or hourly wage rate, as applicable, that is at least equal to the salary or hourly wage rate of similarly situated employees of Purchaser; (iii) provide for employee benefits that are equivalent to the employee benefits of similarly situated employees of Purchaser; (iv) be for a position that is substantially similar to such Employee's present position with Seller; and (v) be for a position in the general vicinity of the Timberlands. Any Employees who do not accept such offers of employment or who may accept employment with Seller are referred to herein as the "Nontransitioning Employees."

      (b) Effective from and after the first day after Closing, Purchaser shall be solely responsible for any and all liabilities in respect to the Transitioning Employees relating to such Transitioning Employee's employment with Purchaser after the Closing, including, without limitation, any and all such liabilities relating to the claims of any such Transitioning Employees for any severance compensation or benefits. Except as set forth in this Paragraph 12, Seller shall remain solely responsible for any and all liabilities with respect to Employees relating to their employment with Seller prior to Closing, including, without limitation, any and all such liabilities relating to the claims of Employees for benefits. Purchaser agrees that in the event Purchaser terminates any Transitioning Employee without cause within twelve (12) months from Closing, Purchaser shall pay to such Transitioning Employee the amount payable to such Transitioning Employee pursuant to Seller's "Special Severance Plan for Southwest Washington Salaried Employees," a copy of which is attached hereto as Schedule 12.1(b). Provided, that if such a Transitioning Employee is reemployed by Seller within twelve (12) months after Closing, Seller shall reimburse Purchaser for the severance payment. Provided further, that Purchaser does not assume any liability under any other severance plan of Seller, and that except as set forth in this paragraph Purchaser may offer Transitioning Employees whatever severance benefits, if any, it wishes.

      (c) With respect to any Employees to whom Purchaser does not make an offer of employment in accordance with the requirements of Paragraph 12.1(a) and who are not offered employment by Seller (the "Terminated Employees"), Purchaser shall be responsible to reimburse Seller for any and all benefits payable to such Terminated Employees, if any, pursuant to Seller's "Special Severance Plan for Southwest Washington Salaried Employees," a copy of which is attached hereto as Schedule 12.1(b). Provided, that if such a Terminated Employee is reemployed by Seller within twelve (12) months after Closing, Seller shall reimburse Purchaser for the severance payment. Provided further, that Purchaser does not assume any liability under any other severance plan of Seller.

      (d) Any and all liabilities for accrued but unpaid vacation days for services rendered by any Employee prior to Closing shall be borne by Seller. Each Transitioning Employee will be credited with his or her years of employment service with Seller for purposes of determining the number of vacation days available to him or her as an employee of Purchaser.

      (e) From and after the Closing, Seller shall remain solely responsible for any and all liabilities with respect to the Nontransitioning Employees and Terminated Employees for all claims arising (whether such claims are made on or after Closing) on or before the Closing, including but not limited to liabilities arising under the Worker Adjustment and Retraining Notification Act of 1990 or COBRA.

    12.2  Employee ERISA and 401 Plans Generally.  Effective as of the first day after the Closing Date, Purchaser shall amend any existing plan established pursuant to the Employee Retirement Income Security Act of 1974 or Section 401 of the Internal Revenue Code, defined contribution plans and "401-k" plans, to provide for (i) the immediate participation of the Transitioning Employees in each such plan on the same basis as Purchaser's similarly situated employees then eligible to participate; and (ii) to the extent permissible under applicable law and within the control of Purchaser, the recognition under each such plan of all service of the Transitioning Employees with Seller completed prior to and as of the Closing Date, for purposes of eligibility to participate and vesting. Purchaser shall accept rollovers to its plans by Transitioning Employees to the same extent as allowed for Purchaser's other employees.

    12.3  Welfare Plans.  Subject to approval by applicable insurers, effective from and after the first day after the Closing Date, Purchaser shall cause each Transitioning Employee and his or her eligible dependents to become eligible to participate immediately in each employee welfare benefit plan (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) maintained, as of the Closing Date, by Purchaser and each other benefit arrangement maintained by Purchaser for the benefit of similarly situated employees of Purchaser ("Welfare Plans"). Subject to approval by applicable insurers, Purchaser shall cause each Welfare Plan to (i) recognize the 2001 co-payments and deductible expenses of the Transitioning Employees and their eligible dependents incurred under those plans that are health benefit plans; and (ii) waive all pre-existing condition exclusions and limitations of the Transitioning Employees and their eligible dependents. From and after the Closing, Seller shall remain solely responsible for liabilities for claims of the Transitioning Employees and their eligible dependents incurred prior to the Closing Date under those plans that are health, disability, accident or life insurance plans and Purchaser shall be solely responsible for all such liabilities for claims incurred by any Transitioning Employee and his or her eligible dependents after the Closing Date. For the purposes of this Paragraph 12.3, a claim for health benefits shall be deemed to have been incurred when the services that are the subject of such claim are rendered and a claim for disability, accident or life insurance shall be deemed to have been incurred when the last event giving rise to such claim occurs. Purchaser and Seller shall cooperate in ensuring that welfare benefit coverage for Transitioning Employees and their eligible dependents on and prior to the Closing is coordinated with such coverage provided after the Closing.

    12.4  Worker's Compensation.  From and after the Closing, (i) Seller shall remain solely responsible for all worker's compensation claims of any Transitioning Employee, Nontransitioning Employee or Terminated Employee that relate to any accident or injury that occurred prior to the Closing, regardless of whether such claim is filed by such employee before or after the Closing and (ii) Purchaser shall assume and become solely responsible for all other worker's compensation claims of any Transitioning Employee.

13.  Access to Information.

    Upon full execution hereof, Seller will permit Purchaser to have reasonable access to the Superintendent Timberlands and to the Personal Property, whether located in the Building or in Seller's Seattle office, provided, however, that any such access must be coordinated through Dave Crooker in Seller's Seattle office. Seller shall provide Purchaser with access to all other materials reasonably requested by Purchaser. Purchaser and its employees, agents and consultants shall have the right, at Purchaser's sole cost and expense, to enter onto the Timberlands and the Building prior to Closing to conduct such inspections of the Assets, document reviews, interviews with Seller's employees, and tests as Purchaser deems reasonable; provided, however, that such access must be coordinated through Dave Crooker in Seller's Seattle office.

14.  Hart-Scott-Rodino Filing.

    As soon as practicable following execution of this Agreement, but in no event later than two weeks following execution of this Agreement, Purchaser and Seller shall make appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and shall seek expedited review by the examining agency. Seller and Purchaser shall expeditiously attempt to resolve any issues that may arise in connection therewith, including but not limited to whether any exemption applies to the transaction contemplated by this Agreement under the HSR Act or regulations promulgated thereunder. The Closing Date as provided in Paragraph 3 shall be extended, if necessary, by not more than ten (10) days after all applicable waiting periods or extensions under the HSR Act shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the sale contemplated hereby. If all such waiting periods shall not have expired on or before June 30, 2001, then either party shall be entitled to terminate this Agreement without any further liability to the other. Each party shall pay its requisite filing fee, if any, for the HSR Act filings, and all costs and expenses relating to such party's compliance with the terms of this paragraph.

15.  Confidentiality; Public Announcements; Return of Information.

    Subject to the provisions of Paragraph 15.3 below:

    15.1  Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, lenders and representatives assisting each respective party in connection with this transaction, and except government agencies and other third parties to whom notice must be given or from whom consent must be obtained in order to complete the transactions described herein, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

    15.2  No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other, provided such approval shall not be unreasonably withheld or delayed; provided further that the parties shall cooperate in good faith with respect to issuing a joint press release at or prior to Closing. Seller acknowledges that this transaction constitutes a "material transaction" for Purchaser with respect to disclosure requirements and Purchaser's press release will include disclosure of the Purchase Price.

    15.3  Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the Board of Directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any applicable law, rule, or regulation.

    15.4  In the event of termination of this Agreement for whatever reason, Purchaser will return all originals and copies of documents, work papers and other material obtained hereunder, whether obtained before or after the execution hereof (subject to retention of true copies for litigation purposes as applicable), and Purchaser agrees that it will not disclose or divulge any such information to any other person without Seller's written consent, and will use its best efforts to keep any information so obtained confidential; provided, however, that (i) Purchaser may disclose this information to its employees, attorneys, accountants and prospective lenders who need to know such information in connection with this transaction and who have been informed of Purchaser's obligation to maintain the information as confidential; and (ii) Purchaser shall not be obligated to treat as confidential any information which was known to it at the time of disclosure or which becomes publicly known or available thereafter or is rightfully received by Purchaser from a third party.

16.  Exchange.

    Seller may wish to complete this transaction as part of a Section 1031 tax-deferred exchange. Purchaser agrees to cooperate with Seller in documenting and completing such exchange by agreeing that Seller may transfer Seller's rights and obligations under this Agreement to Seller's Qualified Intermediary, in Seller's sole discretion, provided that such assignment, if made, shall not release Seller from its obligations under this Agreement. Purchaser agrees to accept Seller's Qualified Intermediary as the assigned Seller of the Property described in this Agreement. Purchaser shall incur no additional expense or liability by such cooperation. Purchaser may wish to complete this transaction (or portion thereof) as part of a Section 1031 tax-deferred exchange. Seller agrees to cooperate with Purchaser in documenting and completing such exchange by agreeing that Purchaser may transfer all or any portion of Purchaser's rights and obligations under this Agreement to Purchaser's Qualified Intermediary or Exchange Accommodation Titleholder (as defined in Rev. Proc. 2000-37), in Purchaser's sole discretion, provided that such assignment, if made, shall not release Purchaser from its obligations under this Agreement. Seller agrees to accept Purchaser's Qualified Intermediary or Exchange Accommodation Titleholder as the assigned Purchaser of the Property described in this Agreement. Seller shall incur no additional expense or liability by such cooperation.

17.  Closing.

    17.1  Conditions to Purchaser's Obligations.  The obligations of Purchaser to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date or the date indicated for any such contingency listed below (whichever is earlier), of each of the following conditions and any other conditions to Purchaser's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Purchaser in its sole discretion:

      (a) Material Inaccuracies.  Seller's representations and warranties shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and Seller shall deliver a certificate to that effect at Closing.

      (b) Performance of Obligations.  Seller shall have performed all obligations required to be performed by it prior to or on the Closing Date under this Agreement.

      (c) Title Insurance Commitment.  At Seller's expense, Purchaser shall have received a binding commitment from Transnation Title Insurance Company for the issuance of the Title Policy, and any special endorsements thereto reasonably required by Purchaser (which special endorsements shall be at Purchaser's expense), subject only to the Permitted Exceptions.

      (d) Suits, Actions or Proceedings.  No suit, action, arbitration or other proceeding shall be pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, or which could reasonably be expected to have a material adverse effect on the value of the Assets or the use of the Timberlands as commercial timberlands, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been obtained, including without limitation any required under the HSR Act. None of the Contracts which could have a material adverse affect on the value of the Timberlands or Building shall have been terminated or subject to material amendment or default.

      (e) Casualty, Loss or Condemnation.  The Timberlands or the Building shall not have become subject, subsequent to the date of this Agreement and prior to the Closing Date, to physical damage by fire, flood, windstorm, earthquake or other similar occurrence, or to any condemnation proceeding, which causes or may result in a diminution in the value of the Timberlands or the Building, collectively, by at least $5,000,000.00. If Purchaser elects to waive the condition set forth in this Paragraph 17.1(e), or if any material casualty or condemnation loss diminishes the value of the Timberlands or the Building, collectively, by less than $5,000,000.00, the Purchase Price shall be reduced to reflect the diminution in value resulting or expected to result from the casualty or condemnation, in which event Seller shall be entitled to retain any compensation awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation. If the parties cannot agree upon the extent of the diminution in value, the determination shall be made by an independent expert mutually agreed upon by the parties. The foregoing notwithstanding, if the amount of the casualty or condemnation loss diminishes or is expected to diminish the value of the Timberlands or the Building, collectively, by $200,000.00 or less, there shall be no adjustment to the Purchase Price; provided, however, that in such event Purchaser shall be entitled to receipt and assignment of any compensation awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation.

      (f)  Board Approval.  The Board of Directors of Purchaser shall have approved Purchaser's execution, delivery and performance of this Agreement by not later than February 23, 2001. In the event Purchaser fails to give notice to Seller of its inability to obtain board approval by February 23, 2001, Purchaser shall be deemed to have waived this condition to closing.

      (g) Financing.  Purchaser shall have obtained on or before February 23, 2001, a binding commitment for financing in form and substance and upon such terms as are satisfactory to Purchaser. In the event Purchaser fails to give notice to Seller of its inability to obtain a binding commitment for financing by February 23, 2001, Purchaser shall be deemed to have waived this condition to closing.

      (h) Environmental Review.  Purchaser may, at Purchaser's sole cost and expense, conduct an environmental review of the Timberlands and the Building to be completed not later than February 23, 2001. Purchaser's obligations to consummate the transactions described herein are subject to and conditioned upon Purchaser's acceptance of the findings of such environmental review. In the event Purchaser fails to give notice to Seller of Purchaser's nonacceptance of its environmental review by February 23, 2001, Purchaser shall be deemed to have waived this condition to closing.

      (i)  Removal of Timberlands from NFHCP.  The Timberlands shall have been removed from the Native Fish Habitat Conservation Plan ("NFHCP") and Purchaser shall have received from a responsible officer of Seller a written certification warranting that the Timberlands are not subject to the terms, restrictions or conditions of the NFHCP or any permits or implementation plan issued with respect thereto.

    In the event any of the above conditions to Purchaser's obligations hereunder are not satisfied or waived by Closing or the earlier dates indicated above, Purchaser will have the right, exercisable at Purchaser's sole election, to terminate this Agreement, whereupon the Earnest Money will be refunded to Purchaser and no party hereto will have any further rights, duties or obligations hereunder other than those which expressly survive a termination hereof.

    17.2.  Conditions to Seller's Obligations.  The obligations of Seller to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date, of each of the following conditions and any other conditions to Seller's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Seller in its sole discretion:

      (a) Material Inaccuracies.  Purchaser's representations and warranties shall be true and correct in all material respects on and as of the Closing Date and Purchaser shall have delivered a certificate to that effect at Closing.

      (b) Performance of Obligations.  Purchaser shall have performed all obligations required to be performed by it prior to or on the Closing Date under this Agreement.

      (c) Suits, Actions or Proceedings.  No suit, action, arbitration or other proceedings shall be pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been received, including without limitation any required under the HSR Act.

    In the event any of the above conditions to Seller's obligations hereunder are not satisfied or waived by Closing, Seller will have the right, exercisable at Seller's sole election, to terminate this Agreement, whereupon the Earnest Money will be refunded to Purchaser and no party hereto will have any further rights, duties or obligations hereunder other than those which expressly survive a termination hereof.

    17.3  Prorations.  All personal property taxes, real property taxes, forest patrol assessments, rents, water and other utilities constituting liens shall be prorated to the Closing Date.

17.4  Closing Costs.

      (a) At Closing Seller shall pay the following costs and expenses associated with the closing of the transactions contemplated hereunder:

        (i)  The cost of the standard owner's policy or policies of title insurance;

        (ii) One-half of escrow fees;

        (iii) All transfer, excise, and recording taxes or fees due on the transfer or conveyance of the Assets, including without limitation real estate excise tax on the conveyance of the Timberlands and the Building, and sales/use tax on the transfer of the Personal Property, if any; and

        (iv) Seller's attorneys fees.

        (v) Any and all compensating or "roll-back" taxes that may become due or assessable as a result of the removal of the Timberlands or any portion thereof from its present property tax classification or designation as "timberlands" or "forestland" prior to Closing or as a result of the inability of Purchaser to obtain a requested continuance of such classification or designation at Closing based upon any prior act or omission of Seller.

      (b) Purchaser shall pay:

        (i)  One-half of the escrow fees;

        (ii) Title insurance premium attributable to extended coverage, if any, or any endorsements;

        (iii) Recording fees for deeds; and

        (iv) Purchaser's attorneys fees.

        (v) Any and all compensating or "roll-back" taxes that may become due or assessable as a result of the removal of the Timberlands or any portion thereof from its present property tax classification or designation as "timberlands" or "forestland" as of or after Closing, unless caused by action or failure to act on the part of Seller.

    Except as otherwise provided in this Agreement, each party shall be responsible for the payment of costs incurred by said party in connection with the transaction contemplated by this Agreement.

  17.5  Closing. At Closing:

      (a) Seller shall deliver to Purchaser the following:

        (i)  Special Warranty Deeds for each County in which the Timberlands and Building are located in the form attached as Schedule 17.5(a)(i).

        (ii) Bill of Sale for the Personal Property, in substantially the form attached hereto as Schedule 17.5(a)(ii), and other transfer documents in form acceptable to the parties appropriate to transfer the Personal Property, including DMV title transfer documents for any certificated vehicles;

        (iii) Assignment and Assumption Agreement for the Contracts, in substantially the form attached hereto as Schedule 17.5(a)(iii);

        (iv) Nonforeign Affidavit to the effect that Seller is not a foreign person as that term is used in Section 1445 of the Internal Revenue Code;

        (v) An Assignment and Assumption Agreement for the Access Rights and Easements to be recorded in each county in which such Access Rights and Easements are located, in substantially the form attached hereto as Schedule 17.5(a)(v);

        (vi) A prepaid binding commitment for a standard coverage Policy of Title Insurance; and

        (vii) An Officer's Certificate regarding representations and warranties.

      (b) Purchaser shall deliver to Seller the following:

        (i)  Executed copies of the Assignment and Assumption Agreements described above;

        (ii) An Officer's Certificate regarding representations and warranties; and

        (iii) The Purchase Price.

    At least five (5) business days prior to Closing, Seller and Purchaser shall complete and sign appropriate Real Estate Excise Tax Affidavits with respect to the conveyance of the Timberlands in which Purchaser covenants that it will request continuance of the present "timberlands" or "forestland" property tax classification of the Timberlands, and Purchaser may then, prior to Closing, submit such Real Estate Excise Tax Affidavits to the respective County Assessors to obtain approval of the continuance request.

    At Closing Seller and Purchaser shall sign and deliver into escrow notices to the State Department of Natural Resources ("DNR"), on DNR approved forms, wherein notice is given by Seller to the DNR of the assignment to Purchaser of all approved Forest Practices Applications to be assigned to Purchaser under this Agreement, and Purchaser affirms, as the new landowner, timber owner and operator, that it agrees to be bound by all conditions on such approved Forest Practices Applications. Upon Closing, such notices shall be transmitted to the DNR.

18.  Indemnification.

    Seller shall defend and indemnify Purchaser and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings) (i) arising out of, resulting from or relating to claims by third parties arising out of any acts or omissions of Seller prior to Closing or any injuries, accidents, occurrences, activities or events occurring on the Timberlands or the Building prior to Closing, and (ii) for obligations or liabilities arising or accruing with respect to the Assets prior to the Date of Closing. Purchaser shall defend and indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings) (i) arising out of, resulting from or relating to claims by third parties arising out of any acts or omissions of Purchaser for activities conducted by Purchaser or its employees, agents or contractors inspecting the Timberlands or the Building prior to Closing or any injuries, accidents, occurrences, activities or events occurring on the Timberlands or the Building after Closing (except to the extent caused by Seller or its agents, contractors or employees), and (ii) for obligations or liabilities arising or accruing with respect to the Assets after the Date of Closing. Purchaser's and Seller's respective defense and indemnity obligations under this Paragraph 18 shall survive Closing.

19.  Closing and Post-Closing Adjustments and Post-Closing Matters.

    19.1  Performance Deposits.  The performance deposits, as identified and set forth on Schedule 19.1 ("Deposits"),are or may with the passage of time or otherwise become refundable to the contractor or permittee shown on such Schedule 19.1. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of such Deposits. If any Deposits are returned at or prior to Closing, Seller shall notify Purchaser and the amount thereof shall reduce the amount of the credit Purchaser is to receive for the Deposits. Purchaser agrees to refund the Deposits as may be appropriate to the contractor or permittee upon termination or completion of the corresponding contract or permit. Purchaser shall defend and indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings) arising out of, resulting from or relating to claims by third parties relating to Purchaser's failure to return the Deposits for which Purchaser has received a credit at Closing, as may be required pursuant to the corresponding contract or permit identified on Schedule 19.1.

    19.2  Reforestation Obligations.  Seller anticipates that, barring inclement weather, it will complete any and all statutory reforestation obligations it may have with respect to the Timberlands prior to Closing. In the event Seller is unable to complete such reforestation obligations prior to Closing, Purchaser shall manage such incomplete reforestation contracts on behalf of Seller until such contracts are complete; provided, however, that Seller shall remain responsible for any financial obligations under such contracts, and shall defend, indemnify and hold Purchaser harmless from and against any claim, expense, or loss arising therefrom. The indemnity contained in this Paragraph 19.2 shall survive Closing.

  19.3  Cost-Share Balances.

      (a) Earned Balances.  Seller shall reasonably determine the net amounts then owing by it to the U.S. Forest Service ("USFS") and other third parties, if any, pursuant to earned outstanding balances under cost-share or other USFS access or transportation programs for road construction and maintenance work previously performed to benefit or provide access to, upon or across the Timberlands ("Cost-Share Balances") as of the Closing Date. Seller shall attempt to settle all accounts with the USFS prior to closing with respect to Cost Share Balances. In any event, Seller shall remain responsible for any amounts then owing to the USFS or other third parties for such Cost-Share Balances, and shall be entitled to collect from the owing party all amounts owing to Seller by the USFS or other third parties with respect to such Cost-Share Balances. Purchaser shall have no rights in or liability for the Cost-Share Balances in effect as of the Closing Date, and Seller shall defend, indemnify and hold Purchaser harmless from any claim, expense or loss related to the Cost-Share Balances, which defense and indemnification obligation shall survive Closing.

      (b) Commitments for Future Work.  Pursuant to the terms of Road Rights-of-Way Construction and Use Agreements between Seller and the USFS, listed on Schedule 19.3(b), said agreements being included in the Contracts, there are certain road construction or reconstruction projects committed to but not yet completed and/or accepted. Purchaser shall assume all such commitments arising or accruing for the period from and after Closing and shall be responsible for any payments to the USFS for such work performed by the USFS from and after Closing and Purchaser shall be entitled to receive payments from the USFS for any such work performed by Purchaser.

    19.4  Deferred Maintenance.  At Closing, the performance of all deferred road construction and maintenance obligations owing by Seller to the USFS or other third parties with respect to the Timberlands as of Closing, ("Deferred Maintenance") shall become the responsibility of Purchaser to perform. Purchaser shall indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any fines or penalties imposed by the USFS, actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to Purchaser's failure to perform the post-closing Deferred Maintenance obligations. Notwithstanding the foregoing, any Deferred Maintenance that is required to be completed prior to Closing, shall be Seller's obligation, and Seller shall defend, indemnify and hold Purchaser harmless from and against any claim, expense, or loss arising therefrom. The indemnity contained in this Paragraph 19.4 shall survive closin1g.

    19.5  Third Party Consents.  Notwithstanding anything to the contrary in this Agreement, the Contracts and Access Rights and Easements identified on Schedule 19.5 require the consent or approval of a third party, and if such consent is not obtained prior to Closing, such Contracts and Access Rights and Easements for which required consent has not been obtained shall be assigned to Purchaser at Closing on the following basis, terms and conditions: (1) Seller shall assign such Contracts or Access Rights and Easements subject to and effective only at such time as such consent is obtained; (2) Seller shall continue to use reasonable and diligent efforts, at its cost and expense, to obtain any such consent or approval after the Closing Date; (3) until such time as such consent has been obtained, Seller will cooperate in all reasonable respects with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Seller in the benefits under any such Contracts or Access Rights and Easements (except that any such arrangement shall not require performance by Seller as agent) provided that the Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained; and (4) Purchaser shall have no obligations or liabilities under or with respect to such Contracts or Access Rights and Easements until the earlier of (i) the date such consent is obtained and (ii) the date that

Purchaser receives the benefits thereunder, and then only for obligations or liabilities arising thereunder or with respect thereto after such date. If this transaction closes on the foregoing basis, the Assignment and Assumption Agreement pertaining to any such Contract or Access Rights and Easements where such required consent has not been obtained as of Closing, shall contain appropriate provisions consistent with the provisions of this Paragraph 19.5.

20.  Miscellaneous.

    20.1  Further Assurances.  If, at any time after the Closing Date, either party shall consider or be advised that any further instruments or assurance or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

    20.2  Integration.  This Agreement and the documents delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations. None of the parties shall be bound by nor shall be deemed to have made any representations, warranties or commitments except those required to be made by the terms of this Agreement, or those which are contained herein or in the documents delivered pursuant hereto.

    20.3  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute one Agreement.

    20.4  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Paragraph 20.4, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

    20.5  Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    20.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington.

    20.7  Assignment.  Except as expressly permitted pursuant to Paragraph 16, neither party may assign its rights hereunder prior to the Closing without the prior written consent of the other, which may be withheld for any reason.

    20.8  Captions and Paragraph Headings.  The headings used in this Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

    20.9  Notices.  Notices under this Agreement shall be in writing and shall be effective when actually delivered or, if mailed, on the earlier of receipt (or refusal of receipt) or three (3) business days after being deposited, postage prepaid, in the United States' mails as certified mail, return receipt requested, directed to the other party at the address set forth below, or, if sent via facsimile transmission, on the date such facsimile transmission to the facsimile number of the other party set forth below is confirmed by machine-printed confirmation of the sender's facsimile machine. The address or facsimile numbers for notices to a party hereunder may be changed by such party by written notice to the other party.

If to Seller:	Plum Creek Timberlands, L.P. 999 Third Avenue, Suite 2300 Seattle, WA 98104 Attention: James A. Kraft, Vice President, General Counsel and Secretary Facsimile: (206) 467-3799
If to Purchaser:	Pope Resources, L.P. 19245 Tenth Avenue Northeast Poulsbo, WA 98370-0239 Attn: Allen E. Symington, Chairman and CEO Facsimile: (360) 697-5932
With a Copy to:	Warren Koons, Esq. Davis Wright Tremaine LLP 10500 N.E. 8th Street, Suite 1800 Bellevue, Washington 98004 Facsimile: (425) 646-6199

    20.10  Time is of the Essence.  Time is of the essence of this Agreement.

    20.12.  Default.  If either party defaults (that is, fails to perform the acts required of it) in its contractual performance herein, the non-defaulting party, subject to the following paragraph, shall be entitled to exercise all rights and remedies available to it at law or equity, including but not limited to specific performance pursuant to the terms of this Agreement, damages or rescission. If the non-defaulting party seeking damages or rescission is the Purchaser, the Earnest Money, together with any interest thereon, shall be refunded.

    Purchaser acknowledges that if Purchaser fails to purchase the Assets so as to constitute a default by Purchaser hereunder, for any reason other than the breach of Seller, Seller shall be entitled to forfeit the Earnest Money as compensation for the detriment resulting from the removal of the Property from the market, and entering into this Agreement rather than selling to other potential purchasers. Therefore, in the event of Purchaser's failure to purchase the Assets so as to constitute Purchaser's default hereunder, Seller shall have, as Seller's sole and exclusive remedy, the right to receive the Earnest Money, together with any interest thereon, which sum shall represent liquidated damages for breach and not a penalty therefor. The parties acknowledge and agree that the Earnest Money is presently a reasonable estimate of Seller's damages, considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the expectation that proof of actual damages would be impractical or extremely difficult. Factors taken into consideration by the parties include Seller's loss of opportunity during the pendency of this Agreement to sell the Assets to others on better terms, or at a higher price; Seller's risk of loss of a bargain if the market turns negative; Seller's damages related to its continuing obligations for the payment of taxes and insurance; and Seller's loss of earnings on the amount of the purchase price resulting from a delay in closing. Purchaser hereby waives all rights or benefits of any law, rule or regulation, now or hereafter existing, which would allow Purchaser, following Purchaser's failure to purchase the Assets so as to constitute Purchaser's default, to claim a refund of the Earnest Money, together with any interest thereon, as unearned earnest money, a penalty or for any other purpose. Seller hereby waives all rights, remedies and claims, other than forfeiture of the Earnest Money, that Seller may otherwise have for Purchaser's failure to purchase the Assets so as to constitute a default by Purchaser under this Agreement.

    20.13  Schedules Incorporated.  The schedules attached to this Agreement are incorporated herein by reference:

Schedule	Description
1.3	Contracts
1.4	Access Rights and Easements
1.5	Personal Property
1.6	Excluded Assets
4.5	Exceptions to No Violations or Conflicts
4.6	Exceptions to No Defaults
4.8	Environmental Matters
4.9	Listing of Suits, Actions, Proceedings
4.11	Compliance
4.14	Unrecorded Encumbrances
4.16	ESA
4.18	Timber Harvest Operations
5.2	Exception to Authorization, No Violationor Conflicts
12.1(a)	List of Employees
12.1(b)	Special Severance Plan for Kelso, Washington Salaried Employees
17.5(a)(i)	Form of Special Warranty Deed for Washington
17.5(a)(ii)	Bill of Sale
17.5(a)(iii)	Assignment and Assumption Agreement for Contracts, Leases and Permits
17.5(a)(v)	Assignment of Access Rights and Assumption Agreement
19.1	Deposits
19.3(b)	Road Rights-of-Way Construction and Use Agreements
19.5	Third Party Consents

    20.14  Costs and Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incurred in connection with the closing of the transactions contemplated under this Agreement.

    20.15  Attorneys Fees and Other Costs.  If either party initiates any proceeding in law, equity or arbitration concerning this Agreement or any of its provisions, the party that substantially prevails in such proceeding shall be paid by the party not so prevailing therein all costs and expenses incurred in such proceeding, including reasonable attorneys' fees at the pretrial, trial and appellate levels as determined by the court or courts considering the matter.

    20.16  No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and legal benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other person or entity shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above written.

PLUM CREEK TIMBERLANDS, L.P.
By	Plum Creek Timber I, L.L.C., Its General Partner	Attest:
By:		By:
	Rick R. Holley, President and Chief Executive Officer		Sheri L. Ward, Assistant Secretary
PLUM CREEK MARKETING, INC.
By:		By:
	Rick R. Holley, President and Chief Executive Officer		Sheri L. Ward, Assistant Secretary
POPE RESOURCES, A Delaware Limited Partnership
By:	Allen E. Symington Chairman and CEO